FOR IMMEDIATE RELEASE:

THE ANDERSONS, INC. REPORTS DAMAGE TO ELEVATOR

MAUMEE, Ohio, July 5, 2005 / PRNewswire-FirstCall / — - The Andersons, Inc. (Nasdaq: ANDE) today stated that damage to one of its two ship-loading grain elevators in Toledo will not prevent the company from meeting its customer service commitments. The elevator, which The Andersons leases from Cargill, Inc., was damaged by two explosions and a subsequent fire on Friday, July 1, the cause of which is still being investigated. The damaged elevator represents about seven percent of the company’s total grain storage capacity.

“Although the damage will severely disrupt activities at this facility, our other Andersons’ elevators in the Toledo area will help us fulfill our cash grain purchase and sale contracts as well as any delivery obligations to the Chicago Board of Trade,” said Hal Reed, President of the Grain Division. “Thankfully, no one was injured in the incident which severely damaged portions of the facility. While the full extent of the damage has not yet been determined, we have already begun planning our strategy to work around the damaged facility and begin repairs,” said Mr. Reed. “We’re prepared to do whatever it takes to give our customers the service they deserve and have come to expect from us. Having four other elevators in the Toledo area will help mitigate the service disruption and logistics issues that we expect to encounter.”

According to Gary Smith, Vice President Finance and Treasurer, “The financial impact of the damage cannot be precisely determined at this time. The company is adequately insured for property losses and/or business interruption, with a deductible amount of two hundred fifty thousand dollars. It’s likely that the facility reconstruction and insurance claim process will extend into 2006, so we could experience a reduction in 2005 earnings with a commensurate increase next year once the insurance claim is resolved. Earnings for the two-year period should not be impacted materially.”

The Andersons, Inc. is a diversified company with interests in the grain and plant nutrient sectors of U.S. agriculture, as well as in railcar marketing, industrial materials formulation, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company presently has operations in seven U.S. states plus rail equipment leasing interests in Canada and Mexico. Total revenues in 2004 were $1.3 billion.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com .